INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, entered into as of [August 1], 2021, by and between Williamsburg Investment Trust, a Massachusetts business trust (the “Trust”), and Cantor Fitzgerald Investment Advisors, L.P., a Delaware limited partnership (the “Adviser”), registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

WHEREAS, the Trust is registered as a no-load, diversified, open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory and administrative services to The Cantor FBP Appreciation & Income Opportunities Fund series of the Trust (the “Fund”), and the Adviser is willing to so furnish such services;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment. The Trust hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.	Delivery of Documents. The Trust has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:

(a)	The Trust’s Amended and Restated Agreement and Declaration of Trust, dated November 17, 2016 and as filed with the Commonwealth of Massachusetts (such Agreement and Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the “Declaration of Trust”);
(b)	The Trust’s By-Laws, as amended November 10, 2015 (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the “By-Laws”);
(c)	Resolutions of the Trust’s Board of Trustees authorizing the appointment of the Adviser and approving this Agreement;
(d)	The Trust’s Registration Statement on Form N-1A under the 1940 Act and under the Securities Act of 1933 as amended, (the “1933 Act”), relating to shares of beneficial interest of the Trust (herein called the “Shares”) as filed with the Securities and Exchange Commission (“SEC”) and all amendments thereto;

(e)	The Trust’s Prospectus (such Prospectus, as presently in effect and all amendments and supplements thereto are herein called the “Prospectus”).

The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the SEC.

3.	Management. Subject to the supervision of the Trust’s Board of Trustees, the Adviser will provide a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. The Adviser will provide the services under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as stated in its Prospectus. The Adviser further agrees that it:

(a)	Will conform its activities to all applicable Rules and Regulations of the SEC and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other Federal and State agencies which may now or in the future have jurisdiction over its activities under this Agreement;
(b)	Will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers or dealers, the Adviser will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the Adviser believes two or more brokers or dealers are comparable in price and execution, the Adviser may prefer: (i) brokers and dealers who provide the Fund with research advice and other services, or who recommend or sell Fund shares, and (ii) brokers who are affiliated with the Trust or its Adviser(s), provided, however, that in no instance will portfolio securities be purchased from or sold to the Adviser or any affiliated person of the Adviser in principal transactions;
(c)	Will provide certain executive personnel for the Trust as may be mutually agreed upon from time to time with the Trust’s Board of Trustees, the salaries and expenses of
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such personnel to be borne by the Adviser unless otherwise mutually agreed upon; and

(d)	Will provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the Trust.

Notwithstanding the foregoing, the Adviser may obtain the services of an investment counselor or sub-adviser of its choice subject to the approval of the Trust’s Board of Trustees and, as applicable, the Fund’s shareholders, and subject further to compliance with applicable provisions of the 1940 Act. The cost of employing such counselor or sub-adviser will be paid by the Adviser and not by the Trust.

4.	Regulatory Compliance.

(a)	Compliance Policies and Procedures. The Adviser shall have, in accordance with Rule 206(4)-7 under the Advisers Act, adopted and implemented written policies and procedures reasonably designed to prevent violation by the Adviser and its supervised persons of the Advisers Act and rules thereunder. The Adviser shall provide the Trust’s Chief Compliance Officer with copies of such written policies and procedures, and any amendments thereto, upon request. The Adviser shall review, at least annually, the adequacy of its written policies and procedures and the effectiveness of their implementation, and the Adviser shall provide the Trust’s Chief Compliance Officer with a summary of such annual review upon request.

(b)	Code of Ethics. The Adviser shall have adopted a written code of ethics that contains procedures that are reasonably necessary to prevent the Adviser’s “access persons” (as that term is defined in Rule 17j-1 under the 1940 Act) from violating its code of ethics and shall provide a certification of the same to the Trust on an annual basis. The Adviser agrees to promptly notify the Trust’s Chief Compliance Officer of any material changes to its code of ethics.

(c)	Proxy Voting Policies and Procedures. Unless otherwise agreed to by the Trust and the Adviser, the Adviser shall be responsible for voting proxies with respect to the Fund’s portfolio securities. In this regard, the Adviser shall have, in accordance with Rule 206(4)-6 under the Advisers Act, adopted and implemented written policies and procedures reasonably designed to ensure that the
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Adviser votes the Fund’s portfolio securities in the best interest of the Fund, which policies and procedures shall specify how the Adviser will address material conflicts that may arise between the Adviser’s interests and those of the Fund.

(d)	Rule 38a-1 Obligations. The Adviser shall cooperate with the Trust’s Chief Compliance Officer in the execution of such officer’s responsibilities to monitor the Trust’s service providers pursuant to Rule 38a-1 under the 1940 Act. The Adviser shall notify the Trust’s Chief Compliance Officer promptly of any “material compliance matters” (as that term is defined in Rule 38a-1 under the 1940 Act). The Adviser also shall notify the Trust’s Chief Compliance Officer promptly of any examination, inquiry, investigation, institution of a proceeding by the SEC or other regulator or self-regulatory organization relating directly or indirectly to the Adviser’s asset management business (to the extent permitted by law).

5.	Services Not Exclusive. The advisory services furnished by the Adviser hereunder are not to be deemed exclusive, and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

6.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the benefit of the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act that are not maintained by others on behalf of the Trust.

7.	Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its investment advisory services pertaining to the Trust. In the event that there is no distribution plan under Rule 12b-1 of the 1940 Act in effect for the Fund, the Adviser will pay, out of the Adviser’s resources generated from sources other than fees received from the Trust, the entire cost of the promotion and sale of Fund shares.
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Notwithstanding the foregoing, the Trust shall pay the expenses and costs of the following:

(a)	Taxes, interest charges, and extraordinary expenses;
(b)	Brokerage fees and commissions with regard to portfolio transaction of the Fund;
(c)	Fees and expenses of the custodian of the Fund’s portfolio securities;
(d)	Fees and expenses of the Fund’s administrator, the Fund’s transfer and shareholder servicing agent and the Fund’s accounting agent or, if the Trust performs any such services without an agent, the costs of the same;
(e)	Auditing and legal expenses;
(f)	Cost of maintenance of the Trust’s existence as a legal entity;
(g)	Compensation of trustees who are not “interested persons” of the Adviser as that term is defined in Section 2(a)(19) of the 1940 Act;
(h)	Costs of Trust meetings;
(i)	Federal and State registration or qualification fees and expenses;
(j)	Costs of setting in type, printing and mailing Prospectuses, reports and notices to existing shareholders;
(k)	The investment advisory fee payable to the Adviser, as provided in Section 8 below; and
(l)	Distribution expenses, but only in accordance with any Distribution Plan as and if approved by the shareholders of the Fund.

8.	Compensation. From the date first written above through [July 31], 2023, for the services provided and for the expenses assumed by the Adviser pursuant to this Agreement, the Trust will pay the Adviser and the Adviser will accept as full compensation an investment advisory fee, based upon the daily average net assets of the Fund, computed at the end of each month and payable within five (5) business days thereafter, according to the following schedule:

                  Net Assets             Annual Rate

              First $250 Million             0.70%

              Second $250 Million            0.65%

              All over $500 Million          0.50%

Beginning [August 1], 2023, for the services provided and for the expenses assumed by the Adviser pursuant to this Agreement, the Trust will pay the Adviser and the Adviser will accept as full

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compensation an investment advisory fee, based upon the daily average net assets of the Fund, computed at the end of each month and payable within five (5) business days thereafter, according to the following schedule:

               Net Assets            Annual Rate

            First $250 Million          0.70%

            Next $250 Million           0.65%

            Next $500 Million           0.60%

   Amounts over $1 Billion     0.50%

9.(a)     Limitation of Liability. The Adviser shall not be liable for any error of judgment, mistake of law or for any other loss whatsoever suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9.(b)     Indemnification of Adviser. Subject to the limitations set forth in this Subsection 9(b), the Trust shall indemnify, defend and hold harmless (from the assets of the Fund or Funds to which the conduct in question relates) the Adviser against all loss, damage and liability, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants’ and counsel fees, incurred by the Adviser in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, related to or resulting from this Agreement or the performance of services hereunder, except with respect to any matter as to which it has been determined that the loss, damage or liability is a direct result of (i) a breach of fiduciary duty with respect to the receipt of compensation for services; or (ii) willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its duties under this Agreement (either and both of the conduct described in clauses (i) and (ii) above being referred to hereinafter as “Disabling Conduct”). A determination that the Adviser is entitled to indemnification may be made by (i) a final decision on the

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merits by a court or other body before whom the proceeding was brought that the Adviser was not liable by reason of Disabling Conduct, (ii) dismissal of a court action or an administrative proceeding against the Adviser for insufficiency of evidence of Disabling Conduct, or (iii) a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of Disabling Conduct by, (a) vote of a majority of a quorum of Trustees who are neither “interested persons” of the Trust as the quoted phrase is defined in Section 2 (a)(19) of the 1940 Act nor parties to the action, suit or other proceeding on the same or similar grounds that is then or has been pending or threatened (such quorum of such Trustees being referred to hereinafter as the “Independent Trustees”), or (b) an independent legal counsel in a written opinion. Expenses, including accountants’ and counsel fees so incurred by the Adviser (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), may be paid from time to time by the Fund or Funds to which the conduct in question related in advance of the final disposition of any such action, suit or proceeding; provided, that the Adviser shall have undertaken to repay the amounts so paid if it is ultimately determined that indemnification of such expenses is not authorized under this Subsection 9(b) and if (i) the Adviser shall have provided security for such undertaking, (ii) the Trust shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of the Independent Trustees, or an independent legal counsel in a written opinion, shall have determined, based on a review of readily available facts(as opposed to a full trial-type inquiry), that there is reason to believe that the Adviser ultimately will be entitled to indemnification hereunder.

As to any matter disposed of by a compromise payment by the Adviser referred to in this Subsection 9(b), pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such indemnification shall be approved (i) by a majority of the Independent Trustees or (ii) by an independent legal counsel in a written opinion. Approval by the Independent Trustees pursuant to clause (i) shall not prevent the recovery from the Adviser of any amount paid to the Adviser in accordance with either of such clauses as indemnification of the Adviser is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that the Adviser’s

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action was in or not opposed to the best interests of the Trust or to have been liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in its conduct under the Agreement.

The right of indemnification provided by this Subsection 9(b) shall not be exclusive of or affect any of the rights to which the Adviser may be entitled. Nothing contained in this Subsection 9(b) shall affect any rights to indemnification to which Trustees, officers or other personnel of the Trust, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of any such person.

The Board of Trustees of the Trust shall take all such action as may be necessary and appropriate to authorize the Trust hereunder to pay the indemnification required by this Subsection 9(b) including, without limitation, to the extent needed, to determine whether the Adviser is entitled to indemnification hereunder and the reasonable amount of any indemnity due it hereunder, or employ independent legal counsel for that purpose.

9.(c)	The provisions contained in Section 9 shall survive the expiration or other termination of this Agreement, shall be deemed to include and protect the Adviser and its directors, officers, employees and agents and shall inure to the benefit of its/their respective successors, assigns and personal representatives.

10.	Duration and Termination. This Agreement shall become effective on the date first written above and, unless sooner terminated as provided herein, shall continue in effect for a period of two years. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually:

(a)	By the vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and
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(b)	By vote of either the Board or a majority (as that term is defined in the 1940 Act) of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, this Agreement may be terminated by the Fund or by the Adviser at any time on sixty (60) days’ written notice, without the payment of any penalty, provided that termination by the Fund must be authorized either by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will automatically terminate in the event of its “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act).

11.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act).

12.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

13.	Applicable Law; Forum Selection. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York. Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts located in the State of New York, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over that party.

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14.	Limitation of the Trust’s Liability. The Adviser acknowledges that is has been given notice that the Trust’s Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts and that the officer of the Trust who executed this Agreement on behalf of the Trust signed such document not individually but in his capacity as an officer of the Trust and that the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers, agents, employees or shareholders of the Trust individually, but bind only the assets of the Trust.

15.	Third-Party Beneficiaries. No person other than the Trust and the Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Trust (including without limitation any shareholder in the Fund) any direct, indirect, derivative, or other rights against the Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any person other than the Trust, all of which rights, benefits, duties, and obligations are hereby expressly excluded.
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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

ATTEST:                           WILLIAMSBURG INVESTMENT TRUST

By:                              By:

Title:                           Title:

ATTEST:	Cantor Fitzgerald Investment Advisors, L.P.

By:                              By:

Title:                           Title:

[Signature Page to Investment Advisory Agreement for
THE CANTOR FBP APPRECIATION & INCOME OPPORTUNITIES FUND]

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